Exhibit 99.1

CUI Global Reports Fourth Quarter and Full Year 2015 Financial Results

TUALATIN, Ore., March 14, 2016 -- CUI Global, Inc. (NASDAQ: CUI), today reported their financial results for the fourth quarter and full fiscal year ended December 31, 2015.

Financial Performance Summary

•	Revenue for the full fiscal year of 2015 increased 14% to $86.7 million, as compared to $76.0 million the previous year

•	For the fourth quarter, revenue increased 18% to $21.9 million, as compared to $18.6 in the fourth quarter of 2014

•	Gross profit margin was 37% in 2015, as compared to 38% in 2014

•	Gross profit margin for the fourth quarter was 38%, compared to 31% in the prior year quarter

•	Basic and diluted (loss) per common share of $(0.29) in 2015, as compared to $(0.14) per share in 2014

•	Basic and diluted (loss) per common share for the fourth quarter of 2015 was $(0.06), as compared to $(0.09) in the fourth quarter of 2014

•	Adjusted EBITDA for the full year 2015 was a loss of $1.3 million or $(0.06) per share, as compared to Adjusted EBITDA of $3.2 million or $0.16 per share for the previous year

•	Adjusted EBITDA for the fourth quarter was a loss of $(29) thousand as compared to Adjusted EBITDA loss of $(0.7) million for the fourth quarter of 2014

•	Cash and cash equivalents were $7.3 million as of December 31, 2015

•	Power and electromechanical division unaudited backlog of $19.7 million as of December 31, 2015

•	Energy division unaudited backlog of $12.5 million as of December 31, 2015

Recent News Highlights

CUI Global’s Energy Division - Orbital Gas Systems

•	Orbital Gas Systems (“Orbital”) was awarded the first purchase order (“PO”) from Snam Rete Gas, Europe’s largest natural gas transmission company, for a 3-year re-metering project calling for the installation of as many as 3,300 GasPT® units. This initial 400 unit PO comes as a result of a four year competitive sales effort that saw CUI Global and Orbital win the project over some of the largest metering companies in the World.

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•	Orbital was awarded a $2 million contract from a major UK natural gas network operator for the initial phase of a metering upgrade project and delivery of its large scale natural gas metering skids.

•	The Company was awarded a $1 million contract from the UK’s largest natural gas transmission company, National Grid (NG), for delivery of Orbital’s proprietary IRIS® Remote Telemetry Unit (RTU) systems.

•	Orbital launched a modern, globally intuitive website to better serve its customers.

•	The first $1.0 million order was received in North America for Orbital’s mercury trace element detectors for a large Northeast LNG terminal upgrade.

•	The Company received an $800,000 purchase order from a large-scale Ethylene Plant operator in South Texas to design, build, and deliver nine, patented, ultra-fast and accurate in-bed VE® Sample Probes and sample systems, and another purchase order for an additional six VE Sample Probes. These PO’s represent the initial order of a retrofit project that could include as many as 54 additional facilities for this same customer.

CUI Global’s Power and Electromechanical Division – CUI Inc.

•	The power and electromechanical division, CUI, Inc., signed a hardware development agreement with Virtual Power Systems. The companies will partner to set a new standard for an efficient power infrastructure for data centers

•	CUI’s 90 Amp Novum® NDM3Z-90 digital point-of-load dc-dc converter module series was recognized in the Electronics and Test: Analog/Power Management/Control category as a finalist for the 2016 Golden Mousetrap Awards by Design News

CUI Global’s president & CEO, William Clough commented, “We made tremendous strides in our business in 2015, particularly through Orbital Gas Systems, where we recently secured a number of $1,000,000+ deals in the UK and North America. We closed an order for Orbital’s proprietary GasPT analyzers to Europe’s largest natural gas transmission company, Snam Rete Gas. The total scope of the project includes the deployment of 3,300 analyzers across the Italian pipeline system. This contract award is a result of years of testing, certification and independent test protocol, and is truly a transformational project for the Company. Our North American gas subsidiary is also gaining momentum, and we are very optimistic about our energy business moving forward. While the fourth quarter was not as strong as we had hoped due to flat revenues in the power and electromechanical and energy divisions, much of the Company’s focus was on closing of the Snam Rete deal and the recently announced projects in our energy division; all of which will positively contribute to future financial results.”

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Financial Highlights

Revenues were $21.9 million for the three months ended December 31, 2015 and $86.7 million for fiscal year 2015, up 18% and 14% from revenues of $18.6 million and $76.0 million respectively, in the three months and year ended December 31, 2014.  The increase in revenues during 2015 is attributable to the Company’s continued sales and marketing efforts, sales through the distribution channel customers, the addition in March 2015 of the CUI Canada related product line, and the revenues generated since the January 2015 opening of Orbital Gas Systems, North America. The Power and electromechanical division contributed $58.5 million, or 67% of revenues and the Energy division contributed $28.2 million, or 33% of revenues.

The cost of revenue for the three months and year ended December 31, 2015 was $13.5 million and $54.4 million, respectively, compared to $12.7 million and $47.5 million for the same periods last year.  The increase is due to increased sales in the Power and electromechanical division offset by the Energy division’s improved product mix in 2015 compared to 2014, as well as cost reductions associated with bio-methane projects that had increased costs during 2014. As a percentage of revenues, the cost of revenue remained generally consistent at 62.7% compared to 62.5% for 2014.

Gross profit was $8.4 million, or 38% for the quarter ended December 31, 2015 versus $5.8 million, or 31% in the same period of 2014 and $32.3 million or 37% for the year versus the previous year’s total of $28.6 million, or 38%. During the three months and year ended December 31, 2015, the power and electromechanical division generated gross margins of 35% and 37%, respectively, while the energy division generated gross profit margins of 44% and 37%, respectively.

For the three months ended December 31, 2015, SG&A expenses increased to 39% as a percentage of revenues compared to 35% in the prior year comparable period. This was a $2.1 million increase over the prior year fourth quarter. For the year ended December 31, 2015, SG&A expenses increased $7.1 million compared to the same period in 2014. The increases are primarily associated with the addition of the SG&A activities of Orbital Gas Systems, North America, which opened in Houston, Texas, in January 2015 and accounted for approximately $0.9 million in the fourth quarter and $4.0 million of additional SG&A for the year. In addition, the operations related to CUI Canada, which was acquired in March 2015, accounted for approximately $0.3 million in the fourth quarter and $1.1 million of the increase in SG&A for the year. The remaining increases in SG&A are associated with the ongoing activities to reach new customers, promote our product lines, and new product introductions. As a percentage of total revenue, SG&A increased during 2015 to 38% from 34% during the prior-year comparable period primarily due to the additional costs related to the new operations in Houston and Canada.

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The company reported a net loss of $(1.3) million or $(0.06) per share (EPS) for the quarter ended December 31, 2015 compared with a net loss of $(1.9) million or $(0.09) per share in the prior year period. For the year ended December 31, 2015, the company reported a net loss of $(6.0) million or $(0.29) per share compared with a loss of $(2.8) million or $(0.14) per share in the prior year. The net loss for the three months and year ended December 31, 2015 was primarily the result of increased selling, general and administrative expenses related to the opening of the Orbital Gas Systems, North America facility in January 2015 and the addition of CUI-Canada, Inc. in March 2015, as well as the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months and year ended December 31, 2015 were ($0.5) million and $(2.7) million, respectively, or $(0.02) and $(0.13) EBITDA per share, respectively. Adjusted EBITDA for the three months and year ended December 31, 2015 was $(29) thousand and $(1.3) million, respectively, or $(0.00) and $(0.06) per share, respectively.

Operating requirements generated negative cash flow from operations of approximately $6.3 million during the year ended December 31, 2015 and negative cash flow from operations of approximately $3.1 million during the year ended December 31, 2014. During the year ended December 31, 2015, negative cash flow from operations was significantly affected by operating requirements from Orbital Gas Systems North America and CUI Canada, compared to negative cash flow from operations for 2014. The change in cash used in operations is primarily the result of the net loss in 2015 before non-cash expenses as well as changes in assets and liabilities.

Significant factors that impacted the cash used in operations included the increased receivables of approximately $3.3 million with $1.4 million of it due to credit sales generated following the opening of Orbital Gas Systems North America and the acquisition of CUI Canada, coupled with increased sales volume and the timing of deliveries and related sales terms across the Company. Cash used for inventory purchases increased approximately $3.4 million associated with timing of customer orders and ongoing projects. Additionally, the cash flow from operations was impacted by an approximately $1.1 million increase in prepaid expenses and other current assets associated largely with prepaid insurance premiums, product purchases, royalties and consulting services fees. Also, changes in costs in excess of billings and billings in excess of cost were a combined approximate $2.9 million use of cash in the period related to billings on projects in the Energy division. The overall use in operating cash was partially offset by an increase in accounts payable of approximately $2.1 million primarily due to the timing of goods receipts and the related terms along with the increase due to the addition of Orbital Gas Systems North America and CUI Canada. Accrued expenses increased $1.9 million related largely to an increase in accrued compensation. Unearned revenue increased $2.2 million primarily in relation to increases in deferred revenue from distributor activity within the Power and electromechanical division.

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The Company invested $5.1 million during the year in property and equipment that included the construction of a new 46,000 square foot state-of-the art manufacturing/administrative/research and development facility in the UK for Orbital Gas Systems Limited and $4.3 million on the CUI Canada acquisition net of contingent consideration.

Adjusted EBITDA for 2015 was $(1.3) million or $(0.06) a share versus $3.2 million or $0.16 for 2014.

The Company had common shares outstanding of 20,806,219 at the end of the year compared to 20,747,740 for the 2014 year end.

As of December 31, 2015, CUI Global held cash and cash equivalents of $7.3 million. Operations, other intangible assets, investments, and equipment, have been funded through cash on hand during the year ended December 31, 2015.

Backlog Data (unaudited)

The Power and electromechanical division held a backlog of customer orders of approximately $19.7 million as of December 31, 2015 compared to a backlog of approximately $12.5 million as of December 31, 2014. At December 31, 2015, the Energy division held a backlog of customer orders of approximately $12.5 million compared to approximately $15.9 million as of December 31, 2014. Not included in the backlog at December 31, 2015 was the purchase order announced in February 2016 for the sale of 400 of the Company’s GasPT Analyzers to Europe’s largest natural gas transmission company, which is Orbital’s first large-scale order for this product.

Conference Call

The Company will conduct a conference call and webcast to review the results on Tuesday, March 15, 2016 at 9:00 AM ET (6:00 AM PT).

•	To access the call, please dial the toll free number at (888) 734-0328 and provide the Conference ID: 66261930. For international callers, please dial (678) 894-3054.

•	At the conclusion of the call, a replay will be available until March 25, 2016. To access the replay of the call dial (855) 859-2056 and provide the same Conference ID: 66261930.

•	A simultaneous webcast will also be available via the Company’s investor relations website at: http://www.cuiglobal.com/Investor-Relations

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Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands except share and per share data)	2015	2014

Assets:
Current Assets:
Cash and cash equivalents	$7,267	$11,704
Short-term investments held to maturity	-	11,160
Trade accounts receivable, net of allowance of $90
and $254, respectively	14,685	9,980
Inventories, net of allowance of $386 and $394, respectively	12,075	6,841
Costs in excess of billings	1,571	1,889
Prepaid expenses and other	2,559	1,552
Total current assets	38,157	43,126

Property and equipment, less accumulated depreciation of
$3,126 and $2,877 respectively	11,950	7,793
Goodwill	21,527	21,887
Other intangible assets, less accumulated amortization of $8,999
and $6,987, respectively	18,746	19,785
Investment	385	332
Deposits and other assets	83	131

Total assets	$90,848	$93,054

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$5,806	$3,834
Mortgage note payable, current portion	85	81
Capital lease obligation, current portion	41	33
Accrued expenses	5,222	3,161
Billings in excess of costs	2,190	3,624
Unearned revenue	3,711	1,622
Total current liabilities	17,055	12,355

Long term mortgage note payable, less current portion	3,439	3,523
Long term notes payable, related party	5,304	5,304
Capital lease obligation, less current portion	29	74
Derivative liability	580	600
Deferred tax liabilities, net	4,533	5,096
Other long-term liabilities	392	132
Total liabilities	31,332	27,084

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.001; 325,000,000 shares
authorized; 20,806,219 shares issued and outstanding at
December 31, 2015 and 20,747,740 shares issued and
outstanding at December 31, 2014	21	21
Additional paid-in capital	149,639	148,398
Accumulated deficit	(88,704)	(82,717)
Accumulated other comprehensive income (loss)	(1,440)	268
Total stockholders' equity	59,516	65,970
Total liabilities and stockholders' equity	$90,848	$93,054

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Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014

Total revenue	$21,914	$18,554	$86,667	$76,045

Cost of revenues	13,545	12,712	54,375	47,494

Gross profit	8,369	5,842	32,292	28,551

Operating expenses:
Selling, general and administrative	8,503	6,442	33,023	25,924
Depreciation and amortization	545	1,002	2,862	4,197
Research and development	342	301	1,848	1,306
Bad debt	(9)	21	195	(39)
Other operating expenses	56	54	58	59

Total operating expenses	9,437	7,820	37,986	31,447

Income (loss) from operations	(1,068)	(1,978)	(5,694)	(2,896)

Other income (expense)	(143)	(94)	(260)	(123)
Interest expense	(123)	(128)	(441)	(508)

Loss before taxes	(1,334)	(2,200)	(6,395)	(3,527)

Income tax provision (benefit)	14	(302)	(408)	(726)

Net loss	$(1,348)	$(1,898)	$(5,987)	$(2,801)

Basic and diluted weighted average common and common
equivalent shares outstanding	20,807,205	20,742,930	20,792,494	20,658,634

Basic and diluted (loss) per common share	$(0.06)	$(0.09)	$(0.29)	$(0.14)

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Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the year ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,987)	$(2,801)
Adjustments to reconcile net (loss) to net cash provided by (used in)
operating activities:
Depreciation	854	786
Amortization of intangibles	2,355	3,656
Amortization of investment premiums and discounts	15	75
Stock and options issued for compensation, royalties and services	1,267	1,686
Unrealized (Gain) loss on derivative	(20)	172
Non-cash earnings on equity method investment	(53)	(49)
Provision for (credit to) bad debt expense and returns allowances	192	(91)
Deferred income taxes	(534)	(674)
Impairment of intangible assets	4	32
Inventory reserve	(3)	(148)
Loss on disposal of assets	54	26
Other, net	(5)	-

(Increase) decrease in operating assets:
Trade accounts receivable	(3,323)	(1,378)
Inventory	(3,365)	210
Costs in excess of billings	(1,612)	(1,347)
Prepaid expenses and other current assets	(1,102)	(971)
Deposits and other assets	68	19
Increase (decrease) in operating liabilities:
Accounts payable	2,126	(257)
Accrued expenses	1,913	353
Unearned revenue	2,204	505
Billings in excess of costs	(1,307)	(2,938)
NET CASH (USED IN) OPERATING ACTIVITIES	(6,259)	(3,134)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of a business, net of contingent consideration (Note 9)	(4,285)	-
Deposits for property and equipment	-	(62)
Purchase of property and equipment	(5,137)	(942)
Proceeds from sale of property and equipment	17	-
Investments in other intangible assets	(178)	(158)
Purchase of short term investments held to maturity	-	(12,767)
Maturities of short term investments held to maturity	11,145	12,401
Receipts from deferred property grant	425	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,987	(1,528)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(32)	(108)
Payments on notes and loans payable	(81)	(77)
NET CASH (USED IN) FINANCING ACTIVITIES	(113)	(185)

Effect of exchange rate changes on cash	(52)	(25)
Net (decrease) increase in cash and cash equivalents	(4,437)	(4,872)
Cash and cash equivalents at beginning of year	11,704	16,576

CASH AND CASH EQUIVALENTS AT END OF YEAR	$7,267	$11,704

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About CUI Global, Inc.

Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact: CUI Global, Inc. Jeff Schnabel Main: 503-612-2300 press@cuiglobal.com	Outside IR contact: Stonegate Capital Partners, Inc. Casey Stegman 214-987-4121 casey@stonegateinc.com

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Reconciliation of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

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(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
EBITDA:
Net (loss)	$(1,348)	$(1,898)	$(5,987)	$(2,801)
Plus: Interest expense	123	128	441	508
Plus: (Benefit) provision for taxes	14	(302)	(408)	(726)
Plus: Depreciation and amortization	730	1,061	3,209	4,442
EBITDA	$(481)	$(1,011)	$(2,745)	$1,423

Adjusted EBITDA:
Plus: Bad debt	(9)	21	195	(39)
Plus: Unrealized (gain) loss on derivative	(65)	80	(20)	172
Plus: Stock and options issued for compensation, royalties and services	527	169	1,267	1,686
Adjusted EBITDA	$(28)	$(741)	$(1,303)	$3,242

EBITDA per share	$(0.02)	$(0.05)	$(0.13)	$0.07
Adjusted EBITDA per common share	$(0.00)	$(0.04)	$(0.06)	$0.16
Basic and diluted weighted average common shares and common equivalent shares outstanding	20,807,205	20,742,930	20,792,494	20,658,634

Adjusted net income (loss):
Net (loss)	$(1,348)	$(1,898)	$(5,987)	$(2,801)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	353	751	1,806	3,127
Plus: Stock and options issued for compensation, royalties and services	527	169	1,267	1,686
Adjusted net income (loss)	$(468)	$(978)	$(2,914)	$2,012

Adjusted net income (loss) per common share	$(0.02)	$(0.05)	$(0.14)	$0.10
Basic and diluted weighted average common shares and common equivalent shares outstanding	20,807,205	20,742,930	20,792,494	20,658,634